Exhibit 99.1

FOR IMMEDIATE RELEASE

October 23, 2006

CenterState Banks of Florida, Inc. Announces

Third Quarter 2006 Operating Results

WINTER HAVEN, FL. – October 23, 2006 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the third quarter 2006 of $2,251,000, up 25%, compared to $1,801,000 earned in the third quarter of 2005. Earnings per share for the current quarter was $0.20, up 18%, compared to $0.17 for the same quarter last year.

Net income for the nine month period ending 9/30/06 was $6,268,000, up 39% compared to $4,495,000 reported for the similar period last year. Earnings per share was $0.56, up 14%, compared to $0.49 for the similar period last year.

All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited) Amounts in thousands of dollars (except per share data)
For the quarter ended:	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05
Net interest income	$9,636	$9,581	$8,264	$7,955	$7,499
Provision for loan losses	(129)	(206)	(240)	(270)	(255)

Net interest income after loan loss provision	9,507	9,375	8,024	7,685	7,244
Non interest income	1,550	1,507	1,495	1,313	1,416
Non interest expense	(7,463)	(7,297)	(6,590)	(6,117)	(5,784)

Income before income tax	3,594	3,585	2,929	2,881	2,876
Income tax expense	(1,343)	(1,378)	(1,119)	(1,046)	(1,075)

NET INCOME	$2,251	$2,207	$1,810	$1,835	$1,801

EPS (basic)	$0.20	$0.20	$0.17	$0.17	$0.17
EPS (diluted)	$0.20	$0.19	$0.17	$0.17	$0.17

Branch activity

During September, the Company opened a new branch office in Lake County (Eustis, Florida area) in a temporary location. Land has been purchased for the construction of a new permanent facility, which is expected to be completed sometime in 2007. Of our 30 banking locations (as of September 30, 2006), four are referred to as “freedom offices,” which are small offices located inside gated retirement communities in central Florida. The office is usually located in a small room or area of the community’s “club house,” and caters to the needs of that particular community. Two of the four are very successful. The other two have not performed as well. Consequently, those two locations were closed during October 2006. Those two offices combined had total deposits of less than $1,500,000, which were transferred to another branch office.

Also during October, the Company opened a newly constructed branch office in Polk County (south of Lakeland, Florida) as well as a second new branch office in Polk County in a temporary facility on U.S. Highway 27 near Interstate 4. Construction has begun on a permanent facility, which is expected to be completed late in 2007.

Another branch office is also under construction in Osceola County (St. Cloud, Florida area) which is expected to be completed late this year or early 2007. Several other site locations have been purchased or are in the process of being purchased for future branches in 2007 and 2008.

Dividend

The board of directors declared a quarterly dividend of $0.035 per share payable on December 29, 2006 to all shareholders of record as of December 15, 2006.

Financial highlights

At September 30, 2006 total loans were $637,684,000, which represents a 23% increase compared to December 31, 2005. Exclusive of the $53,336,000 of loans acquired through the March 31, 2006 acquisition of CenterState Bank Mid Florida (“Mid FL”), organic loan growth during the first nine months of the year was approximately $67,690,000, or 13% (17.5% annualized).

At September 30, 2006 total deposits were $845,849,000, which represents an 18% increase compared to December 31, 2005. Exclusive of the $78,302,000 deposits acquired through the Mid FL acquisition, organic deposit growth during the first nine months of the year was approximately $50,210,000, or 7% (9.3% annualized).

The net interest margin (“NIM”) for the current quarter was 4.13% compared to 3.88% for the comparable quarter in 2005, and 4.27% for the previous quarter. After six consecutive quarters of margin expansion, the Company’s current quarter NIM (4.13%) compressed 14 basis points compared to the previous quarter. This is consistent with what appears to be occurring in the industry as a result of the changing yield curve and shift in deposit mix. Management believes that part of the reason for the shrinkage in checking accounts was related to title companies and other real estate business related accounts. As the real estate market in Florida slowed down, the average balances of title companies and other real estate business related accounts decreased. Management also believes that as local market competition placed upward pressure on time deposit rates, customers tended to shift deposits from low cost deposits to higher cost time deposit products. Management has initiated incentive and other marketing plans focusing on checking account and other non time deposit account growth.

Annualized return on average assets was 0.88% for the current quarter compared to 0.86% for the same quarter last year. Presented below are condensed consolidated balance sheets, condensed consolidated average balance sheets, and selected financial ratios for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
Amounts in thousands of dollars

At quarter ended:	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005

Cash and due from banks	$35,345	$36,625	$35,165	$41,949	$28,086
Fed funds and money market	48,250	80,285	91,294	52,977	57,401
Investments	242,921	232,063	222,305	218,841	224,092
Loans	637,684	621,638	599,884	516,658	504,783
Allowance for loan losses	(7,367)	(7,310)	(7,095)	(6,491)	(6,426)
Goodwill	9,863	9,863	9,986	4,675	4,675
Core deposit intangible	3,249	3,414	3,580	479	497
Bank owned life insurance	7,246	6,172	6,108	6,043	—
Other assets	47,499	45,880	41,544	36,390	35,053

TOTAL ASSETS	$1,024,690	$1,028,630	$1,004,713	$871,521	$848,161

Deposits	$845,849	$855,031	$829,667	$717,337	$696,121
Other borrowings	59,605	58,595	56,973	52,811	52,741
Other liabilities	4,424	3,932	8,146	4,012	2,740
Minority interest	—	—	—	120	120
Stockholders’ equity	114,812	111,072	109,927	97,241	96,439
TOTAL LIABILITIES AND

STOCKHOLDERS’ EQUITY	$1,024,690	$1,028,630	$1,004,713	$871,521	$848,161

Condensed Consolidated Average Balance Sheets (unaudited)
Amounts in thousands of dollars

At quarter ended:	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05

Investments and fed funds	$300,846	$287,099	$268,788	$264,232	$279,354
Loans	632,568	611,379	531,895	511,339	494,493
Allowance for loan losses	(7,371)	(7,226)	(6,524)	(6,444)	(6,294)
All other assets	97,844	99,470	80,120	76,612	66,467

TOTAL ASSETS	$1,023,887	$990,722	$874,279	$845,739	$834,020

Deposits- interest bearing	$654,009	$611,678	$519,587	$498,465	$498,576
Deposits- non interest bearing	191,057	204,138	195,670	193,218	183,159
Other borrowings	60,486	59,413	57,022	52,880	51,807
Other liabilities	4,825	4,726	3,520	4,123	5,170
Minority interest	—	—	120	120	120
Stockholders’ equity	113,510	110,767	98,360	96,933	95,188
TOTAL LIABILITIES AND

STOCKHOLDERS’ EQUITY	$1,023,887	$990,722	$874,279	$845,739	$834,020

Selected financial ratios (unaudited)

As of or for the quarter ended:	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05

Return on average assets	0.88%	0.89%	0.83%	0.87%	0.86%
Return on average equity	7.93%	7.97%	7.36%	7.57%	7.57%
Net interest margin	4.13%	4.27%	4.13%	4.10%	3.88%
Loan / deposit ratio	75.4%	72.7%	72.3%	72.0%	72.5%
Stockholders’ equity / total assets	11.2%	10.8%	10.9%	11.2%	11.4%
Efficiency ratio	67%	66%	68%	66%	65%
Book value per share	$10.32	$10.00	$9.91	$9.26	$9.19

The Company’s credit quality remains good. Net charge-offs for the nine month period ending September 30, 2006 was $346,000, or 0.06% of average loans for the period. During the current quarter, net charge-offs were $72,000. Allowance for loan losses was $7,367,000 at September 30, 2006, or 1.16% of loans outstanding. Nonperforming assets (which the Company defines as (1) non-accrual loans; (2) accruing loans that are 90 days or more delinquent and are deemed by management to be adequately secured and in the process of collection; (3) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (4) other repossessed assets that is not real estate), was $1,189,000 at September 30, 2006, compared to $1,549,000 at December 31, 2005. Nonperforming assets as a percentage of total assets was 0.12% at September 30, 2006, compared to 0.18% at December 31, 2005. The ratio of allowance for loan losses to nonperforming assets was 620% at September 30, 2006, compared to 419% at December 31, 2005.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)

As of or for the quarter ended:	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05

Non-accrual loans	$696	$850	$647	$852	$932
Past due loans 90 days or more and still accruing interest	458	1	551	658	442
Other real estate owned (“OREO”)	—	—	—	—	—
Repossessed assets other than real estate	35	50	65	39	—

Total non performing assets	$1,189	$901	$1,263	$1,549	$1,374
Non performing assets as a percentage of total assets	0.12%	0.09%	0.13%	0.18%	0.16%
Net charge-offs (recoveries)	$72	($9)	$283	$205	($2)
Net charge-offs as a percentage of average loans for the period	0.01%	0.00%	0.05%	0.04%	0.00%
Allowance for loan losses as a percentage of period end loans	1.16%	1.18%	1.18%	1.26%	1.27%

Loan growth and deposit growth over the previous twelve months were 26.3% and 21.5% respectively. Exclusive of the $53,336,000 loans and $78,302,000 deposits acquired from the Mid FL acquisition, the previous twelve month loan and deposit growth rates were 15.8% and 10.3%, respectively. The Company does not use broker deposits nor does it solicit deposits nationally. All deposits, as well as loans, are generated from its local markets in central Florida. The tables below summarize the loan and deposit mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)

At quarter ended:	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05

Real estate loans
Residential	$181,579	$173,011	$172,895	$148,090	$144,315
Commercial	277,888	267,834	256,598	219,094	214,130
Construction, development and land loans	56,112	60,289	51,304	36,352	30,927

Total real estate loans	515,579	501,134	480,797	403,536	389,372
Commercial	67,642	64,978	65,173	63,475	64,944
Consumer and other loans	55,489	56,567	54,917	50,413	51,212

Total loans before unearned fees and costs	638,710	622,679	600,887	517,424	505,528
Unearned fees and costs	(1,026)	(1,041)	(1,003)	(766)	(745)

Total loans	$637,684	$621,638	$599,884	$516,658	$504,783

Deposit mix (in thousands of dollars)
At quarter ended:	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05
Checking accounts
Non interest bearing	$198,386	$207,804	$220,541	$219,444	$201,749
Interest bearing	97,060	107,035	123,214	89,309	100,990
Savings deposits	47,562	48,471	45,899	47,350	46,024
Money market accounts	102,114	111,445	107,449	96,082	99,413
Time deposits	400,727	380,276	332,564	265,152	247,945
Total deposits	$845,849	$855,031	$829,667	$717,337	$696,121

Non interest income and non interest expense

The tables below summarize the Company’s non interest income and non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
Amounts in thousands of dollars
For the quarter ended:	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05
Service charges on deposit accounts	$902	$875	$748	$809	$833
Commissions from mortgage broker activities	79	106	85	106	126
Loan related fees	70	75	79	63	79
Commissions from sale of mutual funds and annuities	142	81	270	39	126
Rental income	53	50	50	49	50
Debit card and ATM fees	138	141	137	134	128
BOLI income	74	63	65	43	—
Gain on sale of other real estate owned	—	—	—	—	7
Gain (loss) on sale of investments	—	—	—	(3)	—
Other service charges and fees	92	116	61	73	67
Total non interest income	$1,550	$1,507	$1,495	$1,313	$1,416

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
Amounts in thousands of dollars
For the quarter ended:	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05
Employee salaries and wages	$3,116	$3,000	$2,748	$2,584	$2,564
Employee incentive/bonus compensation	515	523	438	465	307
Employee stock option expense	147	181	130	—	—
Health insurance and other employee benefits	432	419	372	351	286
Payroll taxes	214	220	289	174	182
Other employee related expenses	159	149	147	119	113
Incremental direct cost of loan origination	(248)	(324)	(248)	(253)	(263)
Total salaries, wages and employee benefits	$4,335	$4,168	$3,876	$3,440	$3,189

Occupancy expense	907	856	768	730	727
Depreciation of premises and equipment	484	498	456	428	402
Supplies, stationary and printing	141	174	146	130	139
Marketing expenses	98	106	132	119	117
Data processing expenses	300	273	252	240	246
Legal, auditing and other professional fees	190	165	131	175	138
Bank regulatory related expenses	96	79	58	75	98
Postage and delivery	66	66	79	54	72
ATM related expenses	110	114	116	110	107
Other expenses	736	798	576	616	549
Total non interest expense	$7,463	$7,297	$6,590	$6,117	$5,784

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with thirty locations in eight counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Ryan Beck & Co (800-793-7226), Michael Acampora, at Raymond James (800-363-9652), or Eric Lawless, at FIG Partners, LLC (866-344-2657). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.